Exhibit 99

Sara Lee Corporation 3500 Lacey Rd. Downers Grove, IL 60515	News

Release Date	FOR IMMEDIATE RELEASE

Contact	Media: Jon Harris, +1.630.598.8661
Analysts: Aaron Hoffman, +1.630.598.8739

SARA LEE REPORTS STRONG OPERATING INCOME IN THIRD QUARTER OF FISCAL 2009

Operating income in the quarter increased 8.3%; adjusted operating income up 30.1%

Diluted earnings per share in the quarter of $.24; up $.03 per share excluding significant items

DOWNERS GROVE, Ill. (May 7, 2009) – Sara Lee Corp. (NYSE: SLE) today reported net sales for the third quarter of fiscal 2009, ending March 28, 2009, of $3.0 billion, a 6.6% decrease over the comparable period last year. Sales growth in the North American retail and fresh bakery businesses was more than offset by lower sales in the North American foodservice and international business segments, the latter primarily due to unfavorable foreign currency exchange rates and unit volume softness resulting from challenging economic conditions in key European markets.

Third quarter adjusted net sales¹ increased 2.1%, driven by sales growth in the North American retail and fresh bakery segments and in international beverage. Adjusted net sales exclude acquisitions/divestitures and present fiscal 2008 net sales at fiscal 2009 foreign currency exchange rates.

Sara Lee reported operating income of $262 million for the third quarter of fiscal 2009, an increase of 8.3% compared to $242 million in the prior year’s period. Third quarter adjusted operating income increased 30.1% from the prior year, primarily driven by strong performance in the North American retail and international beverage segments, as well as higher commodity mark-to-market gains and lower corporate expenses. Adjusted operating income excludes the impact of significant items, contingent sale proceeds and acquisitions/divestitures and presents fiscal 2008 results at fiscal 2009 foreign currency exchange rates.

The company reported third quarter net income of $.24 per diluted share compared to $.30 per share in the year-ago period. Third quarter diluted earnings per share, as reported, included several significant items that had a net negative impact of $.01, as shown in the table on page 15, while the comparable year-ago period saw a net benefit of $.08 per share from significant items. Diluted EPS excluding significant items were $.25 in the third quarter of fiscal 2009, as compared to $.22 in the year-ago period.

“We continue to achieve meaningful bottom-line growth and see positive trends in the face of a very difficult global economy,” said Brenda C. Barnes, chairman and chief executive officer of Sara Lee Corp. “Of particular note, our North American retail and foodservice segments have improved adjusted operating segment income in the last four quarters and are well positioned for the full year. During the quarter, we made numerous critical investments for long-term growth in the international beverage segment, which has achieved strong quarterly results and is expected to report another solid year,” Barnes added.

“The changes we have implemented to drive efficiencies and reduce costs, combined with our long-term commitment to innovation, marketing and talent management are beginning to benefit our bottom-line results, despite ongoing macro-economic challenges. Given the performance improvement initiatives we continue to implement through Project Accelerate, we believe that we are well positioned to benefit even further when the global economy begins to recover,” Barnes concluded.

¹	The term “adjusted net sales” and other “adjusted” financial measures, and diluted EPS excluding significant items, are explained and reconciled to each item’s most comparable U.S. generally accepted accounting principles measure at the end of this release.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 2

Nine Months Results

For the first nine months of fiscal 2009, Sara Lee reported net sales of $9.7 billion, comparable to the same period last year, while adjusted net sales rose 4.1% in that period. Operating income was $648 million, compared to $766 million in the first nine months of fiscal 2008 – a decrease of 15.4%, while adjusted operating income increased 6.3%. Diluted EPS, as reported, were $.54, compared to $.82 for the first nine months of fiscal 2008. Diluted EPS excluding significant items for the comparable nine month periods were $.77 versus $.71 (see table on page 15).

Third Quarter Financial Highlights

•	On February 28, 2009, Sara Lee completed the sale of its U.S. Direct Store Delivery (DSD) foodservice coffee business to Farmer Bros. Co. for $41 million in net proceeds.

•

Project Accelerate, the company’s series of global cost reduction and efficiency projects, is well under way. The company is in the process of outsourcing portions of its finance, information systems and procurement activities, is reducing corporate headcount and expenses, freezing merit increases across the company and plans to simplify its international R&D, marketing and manufacturing organizations. As Sara Lee has worked through these initiatives over the past couple of months, it has found additional opportunities. As a result, the company now expects to exceed its original target of $150 million of one-time charges and anticipates incremental benefits beyond the $200-250 million run-rate in fiscal 2011.

•

Net cash from operating activities was $303 million in the first nine months of fiscal 2009, compared to $238 million in the comparable year-ago period, an increase primarily driven by improvements in working capital, partially offset by increased pension contributions.

•

Media advertising and promotion (MAP) spending decreased 29.7% in the third quarter, primarily due to the impact of foreign currency exchange rates and a shift from media advertising to pricing actions, coupons and other trade spending. MAP spending decreased 16.4% in the first nine months of fiscal 2009.

•

Net interest expense was $34 million in the third quarter, compared to $22 million in last year’s period, an increase that was primarily due to lower interest income as a result of lower cash levels. Net interest expense was $94 million year-to-date, versus $77 million in the year-ago period.

•

General corporate expenses were $19 million in the third quarter, compared to $56 million in the year-ago period. The decrease was driven by certain non-recurring items – primarily a foreign non-income tax refund and a reduction in contingent lease accruals, as well as lower benefit plan costs and $19 million in mark-to-market gains on commodity derivative contracts in this year’s third quarter compared to gains of $10 million in the year-ago period. In the first nine months, corporate expenses were $221 million versus $175 million in the comparable period last year. The first nine months included $39 million in mark-to-market losses on commodity derivative contracts compared to gains of $20 million in last year’s period.

•

The corporation did not repurchase any shares of its common stock in the third quarter. At the end of the third quarter, 13.5 million shares remained authorized by the board of directors for repurchase.

•	The effective tax rate for the first nine months of fiscal 2009 was 31.8%, compared to 10.6% in the comparable period last year. For further detail on the tax rate, see page 15 of this release.

Other Business Highlights

•

On March 30, 2009, Sara Lee announced that it is reviewing strategic options for its international household and body care business after receiving expressions of interest. The company is currently considering all alternatives for the segment, including the option to divest the business.

•

On April 17, 2009, the company opened its new North American innovation campus “The Kitchens of Sara Lee.” The 120,000-square-foot research and development center of excellence is located at the company’s headquarters in Downers Grove, Ill., and includes state-of-the-art features such as packaging labs, meat and bakery pilot plants, test kitchens and sensory labs that allow research and development teams to test products, processes and preparations before implementing mass production.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 3

Business Performance Review

North American Retail

•

Net sales increased 3.1% to $646 million in the third quarter of fiscal 2009 as a result of pricing and favorable sales mix, the latter primarily driven by innovative new products and stock keeping unit (SKU) rationalization. The positive impact of pricing and mix was partially offset by lower unit volumes. Adjusted net sales also rose 3.1%.

•

Operating segment income was $66 million in the third quarter, compared to $46 million in the year-ago period, an increase of 42.6%. The improvement was primarily the result of favorable sales mix, pricing actions and lower MAP spending. Procurement and other continuous improvement savings also helped improve the bottom-line. Adjusted operating segment income increased 44.8%.

•	Net sales for the first nine months of fiscal 2009 increased 7.4% to $2.1 billion. Adjusted net sales were up 7.4% as well.

•

Operating segment income for the first nine months was $197 million, compared to $111 million last year, an increase of 77.1%. Adjusted operating segment income rose 75.3% to $196 million in the first nine months of fiscal 2009.

Unit volumes decreased 6.1% in the third quarter, consisting of a decrease of 4.0% for retail meats and 14.1% lower unit volumes for non-retail commodity meats (see footnote on page 14). Strong unit volumes for Ball Park Angus Beef franks, Jimmy Dean Breakfast Entrées and Breakfast Bowls, State Fair corn dogs and Hillshire Farm sliced meats were more than offset by the phasing out of the commodity meats business and the exit of the kosher meats business, as well as the volume impact of SKU rationalization and pricing actions executed to improve margins. Major new product launches in the third quarter included various Sara Lee lower sodium deli meats, Hillshire Farm Miller High Life Beer Brats and Ball Park bun-size Angus Beef franks. Unit volumes decreased 2.0% in the first nine months of fiscal 2009, consisting of a decrease of 0.6% for retail meats and an 8.3% volume decline for non-retail commodity meats.

North American Fresh Bakery

•	Net sales increased 6.4% to $530 million in the third quarter of fiscal 2009, primarily driven by higher prices and unit volumes. Adjusted net sales also rose 6.4%.

•

The segment reported operating segment income of $4 million in the third quarter, compared to $14 million in the year-ago period. The decline was primarily due to gains on the termination of commodity contracts in the year-ago period, unfavorable sales mix, higher selling, general and administrative (SG&A) costs and increased MAP spending. Adjusted operating segment income was $5 million, compared to $14 million in the prior year.

•	Net sales for the first nine months increased 11.3% to $1.6 billion. Adjusted net sales also increased 11.3%.

•

Operating segment income for the first nine months was $9 million, compared to $31 million in the first nine months of the prior year, a decrease driven by a $31 million charge for a partial withdrawal liability relating to a multi-employer pension plan. Adjusted operating segment income was $40 million, compared to $31 million in the first nine months of fiscal 2008.

Unit volumes increased 2.5% in the third quarter, primarily driven by volume growth for non-branded bakery products due to consumer trade-down to private label breads, as well as the gain of new non-branded business in additional retail stores. In the third quarter, the Sara Lee bread brand was actively supported by coupons, displays and Sara Lee branded merchandise as part of the High School Musical 3 DVD launch. For the first nine months unit volumes increased 4.1%.

North American Foodservice

•

Net sales of $487 million declined 6.7% in the third quarter of fiscal 2009, primarily due to lower unit volumes in the soft foodservice market and the divestiture of both the DSD foodservice coffee and the sauces and dressings businesses. Higher prices to cover increased commodity costs partially offset the unit volume decline. Adjusted net sales were down 1.8%.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 4

•

The segment reported operating segment income of $29 million in the third quarter, compared to $32 million in the year-ago period. Adjusted operating segment income increased 5.4% to $31 million in the third quarter, primarily driven by higher prices, procurement and other continuous improvement savings and lower SG&A costs, which were partially offset by higher commodity costs and other inflation.

•	Net sales for the first nine months decreased 0.7% to $1.6 billion. Adjusted net sales rose 2.1%.

•

The segment reported operating segment income of $16 million for the first nine months, compared to $106 million in the prior year’s period, a decline driven by a $107 million pre-tax, non-cash impairment charge in the second quarter associated with goodwill at the foodservice beverage business. Adjusted operating segment income rose 18.3% to $121 million in the first nine months of fiscal 2009.

Unit volumes, excluding acquisitions/divestitures, decreased 6.3% in the third quarter, as a result of demand softness across all three categories (i.e. meats, bakery and beverage) as consumers scaled back on out-of-home food consumption during the recession and due to the planned exit of certain low-margin products. Major new foodservice products in the third quarter included Sara Lee individually wrapped desserts, Ball Park ultimate beef hot dogs and Douwe Egberts One Touch Good Origin sustainable liquid coffee. For the first nine months unit volumes decreased 3.9%.

International Beverage

•

Net sales decreased 8.8% to $736 million in the third quarter of fiscal 2009, primarily due to unfavorable foreign currency exchange rates, which were partially offset by the impact of higher prices, favorable sales mix and increased green coffee export sales from Brazil. Adjusted net sales were up 7.7%.

•

Operating segment income was $130 million in the third quarter, slightly up from $129 million in the prior year’s period. Adjusted operating segment income increased 25.7% to $141 million, primarily driven by higher prices, favorable sales mix and lower MAP and SG&A expenses.

•	Net sales for the first nine months decreased 2.3% to $2.3 billion. Adjusted net sales rose 3.8%.

•	Operating segment income for the first nine months increased 0.8% to $378 million from $375 million, while adjusted operating segment income increased 3.6% to $378 million.

Unit volumes, excluding acquisitions/divestitures, were basically flat in the third quarter, as higher unit volumes for Senseo single-serve coffee, Cafitesse foodservice coffee concentrate and instant coffees were offset by lower volumes for multi-serve roast and ground coffee, the latter primarily due to increased competition from private labels and hard discounters. Senseo single-serve coffee was launched in Spain at the end of the third quarter, bringing the total to 14 Senseo markets. For the first nine months, unit volumes for international beverage decreased 3.2%.

International Bakery

•

Net sales decreased 23.2% to $178 million in the third quarter of fiscal 2009, primarily driven by unfavorable foreign currency exchange rates and significantly lower unit volumes. Adjusted net sales decreased 9.1%.

•

Operating segment income was $11 million in the third quarter, down 29.5% from $17 million in the year-ago period. The decrease was primarily due to lower unit volumes and unfavorable foreign currency exchange rates, which were partially offset by lower SG&A costs. Adjusted operating segment income decreased 17.0% to $12 million from $15 million in the prior year’s period.

•	Net sales for the first nine months of fiscal 2009 decreased 12.1% to $603 million. Adjusted net sales decreased 5.7%.

•

The segment reported operating segment income of $7 million for the first nine months of fiscal 2009, compared to $39 million for the year-ago period. Adjusted operating segment income for the first nine months was $37 million, compared to $46 million for the prior year’s period.

Unit volumes, excluding acquisitions/divestitures, decreased 12.5% in the third quarter, primarily resulting from weak unit volumes in Spain as consumers traded down to private label breads in the very challenging economy, loss of business to a large customer and lower refrigerated dough exports. New product launches included Bimbo tender wheat bread in Spain and Portugal. For the first nine months unit volumes decreased 11.7%.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 5

International Household and Body Care

•

Net sales decreased 19.7% to $459 million in the third quarter of fiscal 2009, primarily as a result of unfavorable foreign currency exchange rates and lower unit volumes, partially offset by favorable sales mix and the impact of price increases. Adjusted net sales were down 4.1%.

•

Operating segment income decreased 26.2% to $57 million in the third quarter, primarily driven by unfavorable foreign currency exchange rates, lower unit volumes and higher input costs, partially offset by lower MAP spending and reduced SG&A costs. Adjusted operating segment income decreased 7.2% in the third quarter to $63 million.

•	Net sales for the first nine months decreased 9.8% to $1.5 billion. Adjusted net sales were down 1.5%.

•	Operating segment income for the first nine months decreased 18.9% to $160 million. Adjusted operating segment income decreased 7.7% in the first nine months of the year.

Unit volumes decreased 6.7% in the third quarter, driven by lower unit volumes in air care, shoe care and insecticides, primarily due to weak consumer markets across Western and Eastern Europe. The unit volume decline was partially offset by higher volumes in body care, primarily driven by new product launches such as Sanex Zero % shower gel in France and Radox Tea Infusion shower gel in the United Kingdom. For the first nine months unit volumes decreased 2.4%.

Guidance

Sara Lee currently expects full-year fiscal 2009 diluted EPS to be in the range of $.73 to $.79 per share, which includes $.21 per share of contingent sale proceeds received in the first quarter of fiscal 2009 from the sale of its tobacco business in fiscal 1999, and $(.23) per share from significant items, net, reported in the first nine months of fiscal 2009. The guidance does not include any additional significant items that may occur during the fourth quarter of fiscal 2009. See the Investor Relations section of our Web site (www.saralee.com) for updated business segment guidance. Actual results may differ from this guidance due to future significant events that may occur, the nature, timing and financial impact of which are not yet known.

	Fiscal 2009 Guidance	Fiscal 2008 Actual	Change vs. Last Year	Change vs. Prev. Guidance
Diluted EPS from cont. ops. as reported • Contingent sale proceeds • Significant items, net Adjusted EPS	$.73 – $.79/share $.21/share $(.23)/share $.75 – $.81/share	$(.06)/share $.18/share $(1.07)/share $.83/share	+$.79 – $.85/share +$.03/share +$.84/share $(.08) – $(.02)/share	+$.01– $.00/share — $(.01)/share +$.02 – $.01/share

Net sales • Acq./div. effect • Fiscal 2009 FX adj. (1) Adjusted net sales	$12.8 – $13.0 bil. — — $12.8 – $13.0 bil.	$13.2 bil. $100 mil. $600 mil. $12.5 bil.	$(400) – $(200) mil. $(100) mil. $(600) mil. +$300 – $500 mil.	— — — —

Operating income from cont. ops. as reported • Contingent sale proceeds • Significant items, net • Fiscal 2009 FX adj. (1) Adjusted op. income	$917 – $947 mil. $150 mil. $(193) mil. — $960 – $990 mil.	$260 mil. $130 mil. $(941) mil. $73 mil. $999 mil.	+$657 – $687 mil. +$20 mil. +$748 mil. $(73) mil. $(39) – $(9) mil.	$.00 – $(10) mil. — $(20) mil. — +$20 – $10 mil.

Interest expense, net	$130 mil.	$100 mil.	+$30 mil.	—

Reported tax rate • Contingent sale proceeds • Significant items, net Adjusted tax rate	32% – 34% ≈ (5) pts. 3 pts. 34% – 36%	125.6% (4.6) pts. 91.4 pts. 38.8%	NM — NM (4.8)% – (2.8)%	(1)% — (1) pt. —

Dollar/euro exchange rate	$1.36	$1.47	$(.11)	—

Capital expenditures	$420 mil.	$517 mil.	$(97) mil.	$(30) mil.

Cash flow from cont. ops.	$650 – $750 mil.	$606 mil.	+$44 – $144 mil.	—

Share repurchase	$103+ mil.	$315 mil.	NM	—

(1)	Adjustment to reflect fiscal 2008 net sales or operating income, as applicable, at projected fiscal 2009 foreign currency exchange rates.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 6

Form 10-Q and Webcast

Sara Lee Corporation filed a Form 10-Q for the third quarter of fiscal 2009 with the Securities and Exchange Commission (SEC) this morning. The Form 10-Q can be accessed in the Investor Relations section (Financial/SEC information page) on www.saralee.com. Sara Lee Corporation’s review of its results for the third quarter will be broadcast live via the Internet today at 9 a.m. CDT. The live webcast can be accessed in the Investor Relations section on www.saralee.com and is anticipated to conclude by 10 a.m. CDT. For people who are unable to listen to the webcast live, a replay will be available at 7 p.m. CDT today, in the Investor Relations section of the Sara Lee corporate Web site (www.saralee.com) through the close of business on Nov. 6, 2009.

Forward-Looking Statements

This release contains forward-looking statements regarding Sara Lee’s business prospects, costs and operating results, including statements contained under the heading “Guidance.” In addition, from time to time, in oral statements and written reports, the corporation discusses its expectations regarding the corporation’s future performance by making forward-looking statements preceded by terms such as “expects,” “likely” or “believes.” These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Forward-looking statements are inherently uncertain, and investors must recognize that actual results may differ from those expressed or implied in the forward-looking statements. Consequently, the corporation wishes to caution readers not to place undue reliance on any forward-looking statements. Among the factors that could cause Sara Lee’s actual results to differ from such forward-looking statements are factors relating to:

•

Sara Lee’s relationship with its customers, such as (i) a significant change in Sara Lee’s business with any of its major customers, such as Wal-Mart, its largest customer, including changes in the level of inventory these customers maintain; and (ii) credit and other business risks associated with customers operating in a highly competitive retail environment;

•

The consumer marketplace, such as (iii) significant competition, including advertising, promotional and price competition, and changes in consumer demand for Sara Lee’s products; (iv) fluctuations in the availability and cost of raw materials, Sara Lee’s ability to increase or maintain product prices in response and the impact on Sara Lee’s profitability; (v) the impact of various food safety issues and regulations on sales and profitability of Sara Lee products; and (vi) inherent risks in the marketplace associated with new product introductions, including uncertainties about trade and consumer acceptance;

•

Sara Lee’s international operations, such as (vii) impacts on reported earnings from fluctuations in foreign currency exchange rates, particularly the European euro, given Sara Lee’s significant concentration of business in Western Europe; (viii) Sara Lee’s generation of a high percentage of its revenues from businesses outside the United States and costs to remit these foreign earnings into the United States to fund Sara Lee’s domestic operations; (ix) the impact on Sara Lee’s business of its announcement that it is reviewing strategic options for its international household and body care business and any decision made as a result of such review; and (x) Sara Lee’s ability to continue to source production and conduct manufacturing and selling operations in various countries due to changing business conditions, political environments, import quotas and the financial condition of suppliers;

•

Previous business decisions, such as (xi) Sara Lee’s ability to generate margin improvement through continuous improvement initiatives and transitioning the entire organization to a common information technology system and the risk that the transition to a common information technology system will be disruptive to the business; (xii) Sara Lee’s ability to achieve planned cash flows from capital expenditures and acquisitions, particularly its worldwide bakery business, and the impact of changing interest rates and the cost of capital on the discounted value of those planned cash flows, which could impact future impairment analyses; (xiii) credit ratings issued by the three major credit rating agencies and the impact these ratings have on Sara Lee’s cost to borrow funds and access to capital/debt markets; (xiv) the settlement of a number of ongoing reviews of Sara Lee’s income tax filing positions in various jurisdictions and inherent uncertainties related to the interpretation of tax regulations in the jurisdictions in which Sara Lee transacts business; and (xv) changes in the expense for and contingent liabilities relating to multi-employer pension plans in which Sara Lee participates.

In addition, the corporation’s results may also be affected by general factors, such as economic conditions, political developments, interest and inflation rates, accounting standards, taxes and laws and regulations in markets where the corporation competes. Sara Lee undertakes no obligation to publicly update any forward-looking statements, whether as a result of new information, future events or otherwise.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 7

About Sara Lee Corporation

Each and every day, Sara Lee (NYSE: SLE) delights millions of consumers and customers around the world. The company has one of the world’s best-loved and leading portfolios with its innovative and trusted food, beverage, household and body care brands, including Ambi Pur, Ball Park, Douwe Egberts, Hillshire Farm, Jimmy Dean, Kiwi, Sanex, Sara Lee and Senseo. Collectively, these brands generate more than $13 billion in annual net sales covering approximately 200 countries. The Sara Lee community consists of 44,000 employees worldwide. Please visit www.saralee.com for the latest news and in-depth information about Sara Lee and its brands.

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Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 8

SARA LEE CORPORATION AND SUBSIDIARIES

Condensed Consolidated Balance Sheets at March 28, 2009 and June 28, 2008

(In millions)

Unaudited

	March 28, 2009	June 28, 2008

Assets
Cash and equivalents	$665	$1,284
Trade accounts receivable, less allowances	1,292	1,491
Inventories
Finished goods	700	775
Work in process	38	43
Materials and supplies	410	402

	1,148	1,220

Current deferred income taxes	201	111
Other current assets	291	361

Total current assets	3,597	4,467
Property, net of accumulated depreciation of $2,899 and $2,925, respectively	2,281	2,519
Trademarks and other identifiable intangibles, net	886	1,021
Goodwill	1,946	2,223
Deferred income taxes	95	295
Other non-current assets	201	233
Assets held for sale	2	72

	$9,008	$10,830

Liabilities and Stockholders’ Equity
Notes payable	$24	$280
Accounts payable	874	1,258
Income taxes payable and current deferred taxes	84	16
Other accrued liabilities	1,648	1,702
Current maturities of long-term debt	203	568
Liabilities held for sale	—	17

Total current liabilities	2,833	3,841
Long-term debt	2,732	2,340
Pension obligation	167	405
Deferred income taxes	134	177
Other liabilities	969	1,237
Minority interests in subsidiaries	21	19
Common stockholders’ equity	2,152	2,811

	$9,008	$10,830

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 9

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income

For the Quarters and Nine Months ended March 28, 2009 and March 29, 2008

(In millions, except per share data)

Unaudited

	Quarter ended		Nine Months ended
	March 28, 2009	March 29, 2008	March 28, 2009	March 29, 2008

Continuing operations
Net sales	$3,028	$3,243	$9,717	$9,705

Cost of sales	1,886	1,984	6,138	5,997
Selling, general and administrative expenses	864	1,020	2,922	3,064
Net charges for exit activities, asset and business dispositions	16	(3)	52	8
Impairment charge	—	—	107	—
Contingent sale proceeds	—	—	(150)	(130)
Interest expense	45	42	132	143
Interest income	(11)	(20)	(38)	(66)

	2,800	3,023	9,163	9,016

Income from continuing operations before income taxes	228	220	554	689
Income tax expense (benefit)	63	(14)	176	73

Income from continuing operations	165	234	378	616

Discontinued operations
Net income from discontinued operations, net of tax expense nil for all periods	—	1	—	1
(Loss) gain on sale of discontinued operations, net of tax expense of nil, $1, nil, and $1	—	(24)	—	(24)

Net income	$165	$211	$378	$593

Income from continuing operations per share of common stock
Basic	$0.24	$0.33	$0.54	$0.86

Diluted	$0.24	$0.33	$0.54	$0.86

Net income (loss) per share of common stock
Basic	$0.24	$0.30	$0.54	$0.83

Diluted	$0.24	$0.30	$0.54	$0.82

Average shares outstanding
Basic	697	709	703	718

Diluted	698	710	704	719

Cash dividends declared per share of common stock	$0.11	$0.105	$0.22	$0.21

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 10

SARA LEE CORPORATION AND SUBSIDIARIES

Consolidated Statements of Cash Flows

For the Nine Months ended March 28, 2009 and March 29, 2008

(In millions)

Unaudited

	Nine Months ended
	March 28, 2009	March 29, 2008

OPERATING ACTIVITIES -
Net income	$378	$593
Less: Cash received from contingent sale proceeds	(150)	(130)
Adjustments to reconcile net income to net cash from operating activities:
Depreciation	284	295
Amortization	86	90
Impairment charge	107	—
Net (gain) loss on business dispositions	(2)	24
Increase (decrease) in deferred income taxes	6	29
Pension contributions, net of expense	(179)	(68)
Other	11	(9)
Changes in current assets and liabilities, net of businesses acquired and sold	(238)	(586)

Net cash received from operating activities	303	238

INVESTMENT ACTIVITIES -
Purchases of property and equipment	(216)	(306)
Purchases of software and other intangibles	(20)	(44)
Acquisitions of businesses	(10)	—
Dispositions of businesses and investments	55	(2)
Cash received from contingent sale proceeds	150	130
Cash received from (used in) derivative transactions	(140)	74
Sales of assets	8	28

Net cash used in investment activities	(173)	(120)

FINANCING ACTIVITIES -
Issuances of common stock	1	5
Purchases of common stock	(103)	(315)
Borrowings of long-term debt	389	—
Repayments of long-term debt	(340)	(1,003)
Borrowings (repayments) of short-term debt, net	(250)	(5)
Payments of dividends	(226)	(222)

Net cash used in financing activities	(529)	(1,540)

Effect of changes in foreign exchange rates on cash	(220)	160

Decrease in cash and equivalents	(619)	(1,262)
Add: Cash balance of discontinued operations at beginning of year	—	3
Less: Cash balance of discontinued operations at end of quarter	—	—
Cash and equivalents at beginning of year	1,284	2,517

Cash and equivalents at end of quarter	$665	$1,258

COMPONENTS OF CHANGES IN CURRENT ASSETS AND LIABILITIES:
Trade accounts receivable	$11	$(38)
Inventories	(71)	(158)
Other current assets	7	(13)
Accounts payable	(204)	(71)
Accrued liabilities	20	(107)
Accrued income taxes	(1)	(199)

Changes in current assets and liabilities, net of businesses acquired and sold	$(238)	$(586)

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 11

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2009	2008			2009	2008
North American Retail

Net sales	$646	$627	$19	3.1%	$2,072	$1,930	$142	7.4%

Adjusted net sales*	$646	$627	$19	3.1%	$2,072	$1,930	$142	7.4%

Operating segment income	$66	$46	$20	42.6%	$197	$111	$86	77.1%

Operating margin %	10.1%	7.3%		2.8%	9.5%	5.8%		3.7%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$—	$1	$(1)		$1	$1	$—
Transformation/Accelerate charges	—	—	—		—	(2)	2

Adjusted operating segment income*	$66	$45	$21	44.8%	$196	$112	$84	75.3%

Adjusted operating margin %*	10.2%	7.2%		3.0%	9.5%	5.8%		3.7%

North American Fresh Bakery

Net sales	$530	$499	$31	6.4%	$1,640	$1,474	$166	11.3%

Adjusted net sales*	$530	$499	$31	6.4%	$1,640	$1,474	$166	11.3%

Operating segment income (loss)	$4	$14	$(10)	(74.2)%	$9	$31	$(22)	(72.6)%

Operating margin %	0.7%	2.8%		(2.1)%	0.5%	2.1%		(1.6)%

Increase/(decrease) in operating segment income from:
Partial withdrawal liability charge	$(1)	$—	$(1)		$(31)	$—	$(31)

Adjusted operating segment income*	$5	$14	$(9)	(68.5)%	$40	$31	$9	27.2%

Adjusted operating margin %*	0.8%	2.8%		(2.0)%	2.4%	2.1%		0.3%

North American Foodservice

Net sales	$487	$522	$(35)	(6.7)%	$1,638	$1,649	$(11)	(0.7)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$4	$(4)
Disposition	—	24	(24)		—	41	(41)

Adjusted net sales*	$487	$496	$(9)	(1.8)%	$1,638	$1,604	$34	2.1%

Operating segment income	$29	$32	$(3)	(7.7)%	$16	$106	$(90)	(85.1)%

Operating margin %	6.0%	6.1%		(0.1)%	1.0%	6.4%		(5.4)%

Increase/(decrease) in operating segment income from:
Exit activities, asset and business dispositions	$(2)	$1	$(3)		$2	$1	$1
Impairment charge	—	—	—		(107)	—	(107)
Disposition	—	1	(1)		—	2	(2)

Adjusted operating segment income*	$31	$30	$1	5.4%	$121	$103	$18	18.3%

Adjusted operating margin %*	6.3%	5.9%		0.4%	7.4%	6.4%		1.0%

*	Adjusted Net Sales, Adjusted Operating Segment Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 16 and 17 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 12

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2009	2008			2009	2008
International Beverage

Net sales	$736	$807	$(71)	(8.8)%	$2,280	$2,334	$(54)	(2.3)%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$131	$(131)		$—	$150	$(150)

Acquisition/disposition	11	2	9		20	7	13

Adjusted net sales*	$725	$674	$51	7.7%	$2,260	$2,177	$83	3.8%

Operating segment income	$130	$129	$1	0.3%	$378	$375	$3	0.8%

Operating margin %	17.7%	16.1%		1.6%	16.6%	16.1%		0.5%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$18	$(18)		$—	$19	$(19)
Exit activities, asset and business dispositions	(4)	1	(5)		(6)	(1)	(5)
Transformation/Accelerate charges	(2)	(2)	—		(6)	(6)	—
Curtailment gain	—	—	—		12	—	12
Accelerated depreciation	—	—	—		—	(1)	1
Acquisition/disposition	(5)	—	(5)		—	—	—

Adjusted operating segment income*	$141	$112	$29	25.7%	$378	$364	$14	3.6%

Adjusted operating margin %*	19.5%	16.7%		2.8%	16.7%	16.8%		(0.1)%

International Bakery

Net sales	$178	$231	$(53)	(23.2)%	$603	$686	$(83)	(12.1)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$32	$(32)		$—	$36	$(36)
Disposition	—	4	(4)		—	11	(11)

Adjusted net sales*	$178	$195	$(17)	(9.1)%	$603	$639	$(36)	(5.7)%

Operating segment income	$11	$17	$(6)	(29.5)%	$7	$39	$(32)	(81.7)%

Operating margin %	6.2%	6.8%		(0.6)%	1.2%	5.6%		(4.4)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$2	$(2)		$—	$2	$(2)
Exit activities, asset and business dispositions	(1)	—	(1)		(29)	(7)	(22)
Transformation/Accelerate charges	—	—	—		(1)	(1)	—
Disposition	—	—	—		—	(1)	1

Adjusted operating segment income*	$12	$15	$(3)	(17.0)%	$37	$46	$(9)	(19.2)%

Adjusted operating margin %*	6.9%	7.6%		(0.7)%	6.2%	7.2%		(1.0)%

International Household and Body Care

Net sales	$459	$571	$(112)	(19.7)%	$1,511	$1,674	$(163)	(9.8)%

Increase/(decrease) in net sales from:
Changes in foreign currency exchange rates	$—	$93	$(93)		$—	$140	$(140)

Adjusted net sales*	$459	$478	$(19)	(4.1)%	$1,511	$1,534	$(23)	(1.5)%

Operating segment income	$57	$77	$(20)	(26.2)%	$160	$198	$(38)	(18.9)%

Operating margin %	12.5%	13.6%		(1.1)%	10.6%	11.8%		(1.2)%

Increase/(decrease) in operating segment income from:
Changes in foreign currency exchange rates	$—	$12	$(12)		$—	$21	$(21)
Exit activities, asset and business dispositions	(5)	—	(5)		(11)	—	(11)
Transformation/Accelerate charges	(1)	(3)	2		(3)	(6)	3
Curtailment gain	—	—	—		5	—	5

Adjusted operating segment income*	$63	$68	$(5)	(7.2)%	$169	$183	$(14)	(7.7)%

Adjusted operating margin %*	13.8%	14.2%		(0.4)%	11.2%	12.0%		(0.8)%

*	Adjusted Net Sales, Adjusted Operating Segment Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 16 and 17 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 13

Sara Lee Corporation

Operating Results by Business Segment*

(in millions)

	Third Quarter		Dollar Change	Percent Change	First Nine Months		Dollar Change	Percent Change
	2009	2008			2009	2008
Total Sara Lee

Net sales - total operating segments	$3,036	$3,257	$(221)		$9,744	$9,747	$(3)
Less: intersegment sales	(8)	(14)	6		(27)	(42)	15

Net sales	$3,028	$3,243	$(215)	(6.6)%	$9,717	$9,705	$12	0.1%

Increase/(decrease) in net sales from:

Changes in foreign currency exchange rates	$—	$258	$(258)		$—	$330	$(330)
Acquisitions/dispositions	11	30	(19)		20	59	(39)

Adjusted net sales*	$3,017	$2,955	$62	2.1%	$9,697	$9,316	$381	4.1%

Total operating segment income	$297	$315	$(18)		$767	$860	$(93)

Amortization of trademarks and other intangibles	(16)	(17)	1		(48)	(49)	1
General corporate expenses:
Other	(38)	(66)	28		(182)	(195)	13
Mark-to-market derivative gains (losses)	19	10	9		(39)	20	(59)
Contingent sale proceeds	—	—	—		150	130	20

Operating income	$262	$242	$20	8.3%	$648	$766	$(118)	(15.4)%

Operating margin %	8.6%	7.5%		1.1%	6.7%	7.9%		(1.2)%

Increase/(decrease) in operating income from:
Contingent sale proceeds	$—	$—	$—		$150	$130	$20
Changes in foreign currency exchange rates	—	27	(27)		—	34	(34)
Exit activities, asset and business dispositions	(16)	3	(19)		(52)	(8)	(44)
Transformation/Accelerate charges	(11)	(10)	(1)		(28)	(40)	12
Curtailment gain	—	—	—		17	—	17
Impairment charges	—	—	—		(107)	—	(107)
Partial withdrawal liability charge	(1)	—	(1)		(31)	—	(31)
Accelerated depreciation	—	—	—		—	(1)	1
Balance sheet corrections	8	—	8		8	—	8
Acquisition/disposition	(5)	1	(6)		—	1	(1)

Adjusted operating income*	$287	$221	$66	30.1%	$691	$650	$41	6.3%

Adjusted operating margin %*	9.5%	7.5%		2.0%	7.1%	7.0%		0.1%

*	Adjusted Net Sales, Adjusted Operating Income and Adjusted Operating Margin % are non-GAAP measures.

See pages 16 and 17 for a detailed explanation of these and other non-GAAP measures used in this release.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 14

Net Sales Bridge

Third Quarter and First Nine Months ended March 28, 2009

The following table illustrates the components of the change in net sales versus the prior year for each of the six reported business segments.

Third Quarter ended March 28, 2009	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acq./ Divest.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail*	(6.1)%		9.2%		3.1%		0.0%		0.0%		3.1%
Retail meats	(4.0)%		8.4%		4.4%		0.0%		0.0%		4.4%
Commodity meats	(14.1)%		(3.4)%		(17.5)%		0.0%		0.0%		(17.5)%

North American Fresh Bakery	2.5%		3.9%		6.4%		0.0%		0.0%		6.4%

North American Foodservice	(6.3)%		4.5%		(1.8)%		(4.5)%		(0.4)%		(6.7)%

International Beverage	(0.1)%		7.8%		7.7%		1.0%		(17.5)%		(8.8)%

International Bakery	(12.5)%		3.4%		(9.1)%		(1.3)%		(12.8)%		(23.2)%

International Household and Body Care	(6.7)%		2.6%		(4.1)%		0.0%		(15.6)%		(19.7)%

Total Continuing Business	(3.7)%		5.8%		2.1%		(0.5)%		(8.2)%		(6.6)%

First Nine Months ended March 28, 2009	Unit Volume	+	Price/ Mix/Other	=	Adjusted** Net Sales Change	+	Acq./ Divest.	+	Foreign Exchange	=	Total Net Sales Change
North American Retail*	(2.0)%		9.4%		7.4%		0.0%		0.0%		7.4%
Retail meats	(0.6)%		8.7%		8.1%		0.0%		0.0%		8.1%
Commodity meats	(8.3)%		3.0%		(5.3)%		0.0%		0.0%		(5.3)%

North American Fresh Bakery	4.1%		7.2%		11.3%		0.0%		0.0%		11.3%

North American Foodservice	(3.9)%		6.0%		2.1%		(2.6)%		(0.2)%		(0.7)%

International Beverage	(3.2)%		7.0%		3.8%		0.6%		(6.7)%		(2.3)%

International Bakery	(11.7)%		6.0%		(5.7)%		(1.4)%		(5.0)%		(12.1)%

International Household and Body Care	(2.4)%		0.9%		(1.5)%		0.0%		(8.3)%		(9.8)%

Total Continuing Business	(2.3)%		6.4%		4.1%		(0.4)%		(3.6)%		0.1%

*	The unit volume change in the North American retail business segment includes unit volumes for both the retail meats business and the non-retail commodity meats business.

Unit volumes in North American Retail decreased 6.1% for the quarter and 2.0% for the year-to-date period. The segment's unit volumes were negatively impacted by lower sales of commodity meats, particularly whole hogs, as the company is phasing out commodity meat contracts following the shutdown of a pork slaughtering facility in fiscal 2007.

**	Adjusted net sales is a non-GAAP measure that excludes the impact of acquisitions/divestitures and presents fiscal 2008 results at fiscal 2009 currency exchange rates. See pages 16 and 17 for a detailed explanation of this and other non-GAAP measures in this release.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 15

Impact of Significant Items on Diluted Earnings per Share

	Third Quarter		First Nine Months
	2009	2008	2009	2008
As reported:
Diluted EPS from continuing operations	$0.24	$0.33	$0.54	$0.86

Diluted EPS	$0.24	$0.30	$0.54	$0.82

Increase/(decrease) in EPS from:
Exit activities	$(0.02)	$—	$(0.05)	$(0.01)
Transformation charges – IT costs	—	(0.01)	(0.02)	(0.04)
Transformation/Accelerate charges – other	—	—	(0.01)	—
Balance sheet corrections	0.01	—	0.01	—
Pension partial withdrawal liability	—	—	(0.03)	—
Curtailment gain	—	—	0.02	—
Impairment charges	—	—	(0.15)	—

Significant items related to continuing operations before tax adjustments*	(0.02)	(0.01)	(0.24)	(0.05)
Tax adjustments	0.01	0.12	0.02	0.19

Significant items related to continuing operations*	(0.01)	0.11	(0.23)	0.15
(Loss) gain on disposition of discontinued operations, net	—	(0.03)	—	(0.03)

Total impact of significant items*	$(0.01)	$0.08	$(0.23)	$0.11

Diluted EPS from continuing operations excluding significant items (1) (2)	$0.25	$0.22	$0.77	$0.71

Diluted EPS excluding significant items (1) (2)	$0.25	$0.22	$0.77	$0.71

*	Amounts are rounded and may not add to the total

Tax Rate Reconciliation – Fiscal 2009

(In millions, except tax rate)

	Quarter ended March 28, 2009
	Income Before Taxes	Tax Benefit (Expense)	Net Income	Effective Tax Rate
Reported Results	$228	$(63)	$165	27.6%
Less: Significant items	(20)	13	(7)	(3.0)%

Results excluding significant items (1) (2)	$248	$(76)	$172	30.6%

	Nine Months ended March 28, 2009
	Income Before Taxes	Tax Benefit (Expense)	Net Income	Effective Tax Rate
Reported Results	$554	$(176)	$378	31.8%
Less: Significant items	(193)	32	(161)	3.9%

Results excluding significant items (1) (2)	$747	$(208)	$539	27.9%

(1)	Represents a non-GAAP financial measure that adjusts the reported financial measure for the impact of the significant items identified in the applicable table. The terms “significant items” and “contingent sale proceeds” are defined on page 16.
(2)	These line items do not exclude the impact of the company’s receipt of contingent sale proceeds and the related tax benefit. Sara Lee received one payment of contingent sale proceeds this year, in the first quarter, and reflected the non-taxable nature of the payment in its determination of the 30.1% annual rate which it applied to pretax earnings in the first nine months. On an annual basis, the contingent sale proceeds are expected to increase Sara Lee’s diluted EPS by $.21 per share and provide approximately 5 percentage points of tax benefit.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 16

Explanation of Non-GAAP Financial Measures

Management measures and reports Sara Lee’s financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). In this release, Sara Lee highlights certain items that have significantly impacted the corporation’s financial results and uses several non-GAAP financial measures to help investors understand the financial impact of these significant items.

“Significant items” are income or charges (and related tax impact) that management believes have had or are likely to have a significant impact on the earnings of the applicable business segment or on the total corporation for the period in which the item is recognized, are not indicative of the company’s core operating results and affect the comparability of underlying results from period to period. Significant items may include, but are not limited to: charges for exit activities; transformation and Project Accelerate costs; impairment charges; pension partial withdrawal liability charges; accelerated depreciation; income from benefit plan curtailment gains; certain balance sheet corrections; the tax impact of certain non-recurring foreign exchange transactions; tax costs and benefits resulting from the disposition of a business; tax provision corrections; impact of tax law changes; and favorable or unfavorable resolution of open tax matters based on the finalization of tax authority examinations or the expiration of statutes of limitations. Management highlights significant items to provide greater transparency into the underlying sales or profit trends of Sara Lee or the applicable business segment and to enable more meaningful comparability between financial results from period to period. Additionally, Sara Lee believes that investors desire to understand the impact of these factors to better project and assess the longer term trends and future financial performance of the corporation.

“Contingent sale proceeds” are contingent proceeds from the sale of the company’s tobacco business in fiscal 1999. Under the sales agreement, Sara Lee will receive cash payments annually, through July 15, 2009, if tobacco continues to be a legal product in the specified countries. Contingent sale proceeds are not “significant items,” but are identified separately because the income is not generated by the company’s underlying business and has a finite term.

This release contains certain non-GAAP financial measures that exclude from a financial measure computed in accordance with GAAP the impact of the significant items, including contingent sale proceeds, the impact of acquisitions and divestitures and changes in foreign currency exchange rates. Management believes that these non-GAAP financial measures reflect an additional way of viewing aspects of Sara Lee’s business that, when viewed together with Sara Lee’s financial results computed in accordance with GAAP, provide a more complete understanding of factors and trends affecting Sara Lee’s historical financial performance and projected future operating results, greater transparency of underlying profit trends and greater comparability of results across periods. These non-GAAP financial measures are not intended to be a substitute for the comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

In addition, investors frequently have requested information from management regarding significant items and management believes, based on feedback it has received during earnings calls and discussions with investors, that these non-GAAP measures enhance investor’s ability to assess Sara Lee’s historical and project future financial performance. Management also uses certain of these non-GAAP financial measures, in conjunction with the GAAP financial measures, to understand, manage and evaluate our businesses, in planning for and forecasting financial results for future periods, and as one factor in determining incentive compensation. Many of the significant items will recur in future periods; however, the amount and frequency of each significant item varies from period to period.

Management also has received inquiries from investors to better understand and project the corporation’s tax rate, which can be complex given the multiple foreign jurisdictions in which Sara Lee operates and the numerous tax rules with which it must comply. The information contained in the table “Fiscal 2009 Tax Rate Reconciliation,” which includes certain non-GAAP financial measures, is intended to help investors better understand Sara Lee’s effective tax rate.

Sara Lee Reports Strong Operating Income in Third Quarter of Fiscal 2009 – Page 17

The following is an explanation of the non-GAAP financial measures presented in this release.

Each of “income before taxes excluding significant items,” “tax benefit (expense) excluding significant items,” “net income excluding significant items” and “effective tax rate excluding significant items,” excludes from the most directly comparable financial measure computed in accordance with GAAP the impact of significant items recognized in the fiscal period to date. See the table on page 15 for the reconciliation.

“Adjusted EPS” in the Guidance section on page 5 excludes from diluted EPS from continuing operations, as reported, the per share impact of contingent sale proceeds and significant items, net, recognized in the fiscal period to date.

“Adjusted net sales” excludes from net sales the impact of businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating income” excludes from the corporation’s operating income, the impact of significant items, net, contingent sale proceeds, and businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted operating margin” is a non-GAAP financial measure that equals adjusted operating income divided by adjusted net sales of the corporation (in the case of computing adjusted operating margin for Sara Lee) or adjusted operating segment income for a business segment divided by adjusted net sales for that business segment (in the case of computing adjusted operating margin for a specific business segment).

“Adjusted operating segment income” excludes from the operating segment income of a specified business segment, the impact of significant items recognized by that business segment during the fiscal period and businesses acquired or divested after the start of the fiscal period and presents fiscal 2008 results at fiscal 2009 currency exchange rates.

“Adjusted tax rate” in the Guidance section on page 5 excludes from the reported annual tax rate the impact of the contingent sale proceeds and significant items, net.

“Diluted EPS from continuing operations excluding significant items” and “diluted EPS excluding significant items” exclude from the most directly comparable financial measure computed in accordance with GAAP the impact of significant items recognized in the fiscal period to date. See the table on page 15 for the reconciliation.